Exhibit 99.2
Abercrombie & Fitch
February 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended February 27, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended February 27, 2010, were $198.1 million, a 16% increase from net sales of $171.4 million for the four-week period ended February 28, 2009. February comparable store sales increased 5%. Total Company direct-to-consumer net merchandise sales increased 28% to $17.7 million.
Abercrombie & Fitch comparable store sales increased 8% for the month. Men’s comps were up by a mid-teen; women’s comps were up by a low single digit.
For abercrombie kids, comparable store sales increased 11% for the month. Guys comps were up by a mid-teen; Girls comps were up by a high single digit.

Abercrombie & Fitch
February 2010 Sales Release
Call Script
Hollister comparable store sales increased 1% for the month. Dudes comps were up by a low double digit; Bettys comps were down by a low single digit.
All brands carried the Winter Sale and Clearance Event into the second week of February this year and, within the month, week one was the strongest week of the month.
Across all brands, average unit retail decreased 14%. Adjusted for product selling mix, the like for like reduction in AUR was somewhat greater.
From a merchandise classification standpoint across all brands, knit tops, fleece and woven shirts were stronger categories for men’s, while shorts and graphic tees were weaker categories. For women’s, dresses, woven shirts and fleece were stronger categories while knit tops and sweaters were weaker categories.
On a regional basis, the UK and southern US regions were stronger performers for the month.

Abercrombie & Fitch
February 2010 Sales Release
Call Script
Going forward, the company will report transactions per average store and average transaction value on a quarterly basis.
The Company will release its March sales results on Thursday, April 8, 2010.
Thank You.

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